Exhibit 99.1

FOR IMMEDIATE RELEASE

Editorial Contacts:
Heidi Gilmore	Erica Burns
Segue Software, Inc.	PAN Communications
heidig@segue.com	segue@pancomm.com
+1.781.402.1000	+1.978.474.1900

SEGUE SOFTWARE PREFERRED STOCKHOLDERS

CONVERT ALL PREFERRED SHARES INTO COMMON SHARES

LEXINGTON, MASS.—DECEMBER 19, 2005—Segue Software, Inc. (NASDAQ-CM: SEGU), a leader in Software Quality Optimization™ (SQO™), today announced that all of the holders of its Series B and Series C Preferred Stock have converted such securities, according to the terms of the Company’s Amended Certificate of Incorporation, into shares of Segue Common Stock on a one-for-one basis.

In total, 948,597 shares of Segue’s Series B Preferred Stock and 604,895 shares of Segue’s Series C Preferred Stock were converted into shares of Segue common stock. As a result of such conversion, Segue will no longer be required to issue any in-kind dividends with respect to its Series B and Series C Preferred Stock, including those previously expected to be issued on December 31, 2005. Also as a result of such conversion, Segue will not be effecting the redemption of its Series B and Series C Preferred Stock previously noted in the Company’s Form 10-Q filed with the Securities and Exchange Commission on November 14, 2005.

In the fiscal quarter ended September 30, 2005, Segue recorded an expense of $194,000 in connection with the anticipated in-kind dividend issuable on the Series B and Series C Preferred Stock. As a result of the conversion of all of its Series B and Series C Preferred Stock, such recorded expenses will be reversed in the fiscal quarter ending December 31, 2005.

“We are pleased to accomplish this important step in solidifying our capital structure and financial position,” commented Joseph Krivickas, president and chief executive officer, Segue. “This conversion eliminates the requirement that Segue issue any additional preferred shares, along with the corresponding non-cash expenses represented by the dividend in-kind payments. The expectation of this conversion has been reflected in our previous guidance.”

About Segue Software

Segue Software, Inc. (NASDAQ-CM: SEGU) is a global expert in delivering solutions to define, measure, manage and improve software quality throughout the entire software application lifecycle. Segue’s Software Quality Optimization™ (SQO™) solutions help companies reduce business risk, ensure the deployment of high quality software and increase return on investment. Leading businesses around the world, including many of the Fortune 500, rely on Segue’s innovative Silk family of products to protect their business service levels, competitive edge and brand reputation. Headquartered in Lexington, Mass., with offices across North America and Europe, Segue can be reached at +1-781-402-1000 or www.segue.com.

Segue and the Segue logo are registered trademarks and Software Quality Optimization and SQO are trademarks of Segue Software, Inc. All other marks are the property of their respective owners.

This press release may contain forward-looking statements, such as our financial projections for 2005 and beyond. Forward-looking statements are statements that contain predictions or projections of future events or performance, and often contain words such as “anticipates”, “can”, “estimates”, “believe”, “expects”, “projects”, “will”, “might”, or other words indicating a statement about the future. The Company notes that any such forward-looking statements are subject to change and are not guarantees of future performance, and that actual results may differ materially from any such predictions or projections, based on various important factors and including, without limitation, the ability of the Company to continue to achieve positive cash flow and sustain profitability in this difficult economic and business climate; the ability of the Company to close large enterprise orders; the Company’s transition to a new management team; the timing and success of introductions of our new products; market acceptance of recently-introduced products (including SilkCentral Test Manager 8.0) and updated releases; the effectiveness of our additional distributors and resellers; growth in license revenue; new products and announcements from other companies; the Company’s continued access to capital; and changes in technology and industry standards. Additional information on the factors that could affect the Company’s business and financial results is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

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